UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GEOVAX LABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Preliminary Copies

GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are hereby notified that a Special Meeting of Stockholders (“Special Meeting”) of GeoVax Labs, Inc. (“GeoVax” or the “Company”) will be held on November 26, 2025, at 8:30 a.m. local time, at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, for the following purposes:

1.

To approve, pursuant to Nasdaq listing rules, the issuance of up to 11,904,768 shares of our common stock upon the exercise of common stock purchase warrants (the “September 2025 Warrants”) issued to certain institutional investors in connection with the private placement offering which occurred on September 30, 2025 (the “September 2025 Warrant Exercise Proposal”); and

2.

To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse split of our issued and outstanding common stock at a ratio of not less than 1-for-10 and not greater than 1-for-25, such ratio to be determined by our Board, the implementation and timing of which shall be subject to the discretion of our Board.

Holders of our common stock owning such shares of record at the close of business on September 30, 2025 are entitled to attend and vote at the Special Meeting and any continuation or adjournment thereof. The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Special Meeting. The Company does not contemplate discussing any other business at the meeting.

Your vote is very important. Please vote whether or not you plan to attend the Special Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. The Notice of Internet Availability of Proxy Materials contains instructions on how to vote online or by telephone. If you have received a paper copy of our proxy materials, please mark, date, and sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. You may also vote on-line or by phone by following the instructions contained in the accompanying Proxy Statement. You may attend the Special Meeting and vote your shares in person if you wish.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Laurel Hill Advisory Group

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

By Order of the Board of Directors

Mark W. Reynolds

Corporate Secretary

October [__], 2025

Smyrna, Georgia

Preliminary Copies

GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

PROXY STATEMENT

For The

SPECIAL MEETING OF STOCKHOLDERS

To Be Held November 26, 2025

This Proxy Statement is furnished in connection with the solicitation of your proxy on behalf of the Board of Directors (the “Board”) by GeoVax Labs, Inc., a Delaware corporation (“GeoVax” or the “Company”), for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, on November 26, 2025, at 8:30 a.m. local time and at any adjournment or postponement thereof. Our Board of Directors has fixed the close of business on September 30, 2025 as the record date (“Record Date”) for determining GeoVax stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting. On or about October [__], 2025, the Company started mailing to its stockholders the Notice of Special Meeting of Stockholders, Proxy Statement, and form of proxy card (collectively, the “Proxy Materials”). The Proxy Materials are available online at www.proxyvote.com. Stockholders who receive a paper copy of the Proxy Materials, including this Proxy Statement and a form of proxy card or instruction card, may vote online, by telephone or by mail.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What Am I Voting On?

At the Special Meeting, the stockholders will be asked to consider and vote upon the following proposals:

1.

To approve, pursuant to Nasdaq listing rules, the issuance of up to 11,904,768 shares of our common stock upon the exercise of common stock purchase warrants (the “September 2025 Warrants”) issued to certain institutional investors in connection with the private placement offering which occurred on September 30, 2025 (the “September 2025 Warrant Exercise Proposal”); and

2.

To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse split of our issued and outstanding common stock at a ratio of not less than 1-for-10 and not greater than 1-for-25, such ratio to be determined by our Board, the implementation and timing of which shall be subject to the discretion of our Board.

Who is Entitled to Vote?

Holders of our common stock as of the Record Date may vote at the Special Meeting. Holders of our common stock have one vote for each share of common stock held on the Record Date. See “How Do I Cast My Vote?” below.

How Does the Board Recommend I Vote?

The Board recommends that you vote your shares:

●	“FOR” the September 2025 Warrant Exercise Proposal; and
●	“FOR” the proposal to approve the reverse stock split.

You should carefully consider the detailed discussion of these proposals contained later in this Proxy Statement before voting your shares. If no instructions are indicated, your proxy will be voted FOR each proposal.

How Do I Cast My Vote?

Persons who hold shares of our common stock directly on the Record Date and not through a broker, bank or other financial institution (“Record Holders”) may vote by the following methods:

●

Vote by Internet – Over the Internet, by going to www.proxyvote.com. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

●

Vote by Telephone – Over the telephone, by dialing 1-800-690-6903 from any touch-tone telephone. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and follow the instructions.

●

Vote by Mail – By mail using the enclosed proxy card. Please complete, sign and date your proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 91 Mercedes Way, Edgewood, New York, 11717. When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.

●	Vote by Attendance- By attending the Special Meeting in person and voting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on November 25, 2025.

Persons who hold shares of our common stock indirectly on the Record Date through a brokerage firm, bank or other nominee (“Beneficial Holders” or “Street Name Holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other nominees that do not receive voting instructions from Beneficial Holders may not vote on any proposal on which the brokerage firm, bank or other nominee does not have discretionary authority to vote (a “Broker Non-Vote”). A large number of brokerage firms, banks and other nominees participate in online programs which provide the opportunity to vote over the Internet or by telephone to eligible Beneficial Holders. Beneficial Holders who elect to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the stockholder information and voting instructions. In order to vote shares held by a Beneficial Holder in person at the Special Meeting, a proxy issued in the owner’s name must be obtained from the stockholder of record (typically your brokerage firm, bank or other nominee) and presented at the Special Meeting.

Will Stockholders Be Asked to Vote on Any Other Matters?

We do not anticipate that any other matters will be considered at the Special Meeting as our Bylaws limit the business to be considered at the Special Meeting to those set forth in the notice.

May I Revoke My Proxy?

You may revoke your vote at any time before your proxy is voted at the Special Meeting. The action you must take to revoke your vote will be different depending on whether your shares are held by you directly as the Record Holder or by a brokerage firm, bank or other nominee on your behalf as a Street Name Holder.

If you are the Record Holder of your shares, you may change your vote by:

●	Signing another proxy card with a later date and returning it to us prior to the meeting;
●	Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Daylight Time, on November 25, 2025;
●	Attending the meeting and notifying the election official that you wish to revoke your proxy and vote in person; or
●	Sending a written revocation or a duly executed proxy bearing a later date to us at our principal offices.

If Street Name Holder, you should follow the instructions provided by your brokerage firm, bank or other nominee for revoking your proxy.

What is the Quorum Requirement for the Special Meeting?

We need a quorum of stockholders in order to hold the Special Meeting. A quorum exists when at least one-third of the outstanding shares of our common stock entitled to vote are represented, either in person or by proxy, at the Special Meeting. As of the Record Date, there were 29,705,360 shares of our common stock outstanding and entitled to vote. Accordingly, 9,901,787 shares of our common stock must be present either in person or by proxy for a quorum. Abstentions and Broker Non-Votes will be counted as present for purposes of determining the presence of a quorum.

If a quorum is not present or represented at the meeting, the Chairman of the meeting or the stockholders holding a majority in voting power of the shares of common stock entitled to vote and present in person or represented by proxy have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

What Vote is Required for Approval of the Proposals?

Assuming the presence, in person or represented by proxy, of a quorum:

●

The September 2025 Warrant Exercise Proposal will be approved by stockholders if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on this proposal; and

●

The reverse stock split will be approved by stockholders if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

What Does It Mean if I Receive More Than One Notice of Special Meeting of Stockholders or One Proxy Card?

Your shares are probably registered in more than one account. You should vote all of your shares.

Where Do I Find the Voting Results of the Special Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Special Meeting.

Who Will Pay the Costs of Soliciting Proxies for the Special Meeting?

The cost of preparing, emailing, assembling and mailing this Proxy Statement and the form of proxy will be borne by GeoVax. Directors, officers and employees of GeoVax may also solicit proxies personally or by mail, telephone, or electronic means. No compensation will be paid for such solicitations. In addition, we will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at our request, may send proxies and proxy solicitation material to their clients and principals. GeoVax may also engage a third-party vendor to solicit proxies from brokerage firms, banks, institutional and individual holders of shares; the Company will bear the cost of such solicitation.

PROPOSAL 1

APPROVAL OF THE ISSUANCE OF UP TO 11,904,768 SHARES OF COMMON STOCK

UPON THE EXERCISE OF THE SEPTEMBER 2025 WARRANTS

General

We are seeking stockholder approval for the issuance of up 11,904,768 shares of our common stock upon the exercise of our common stock purchase warrants (the “September 2025 Warrants”) issued to certain institutional investors in connection with the private placement offering which occurred on September 30, 2025 (the “September 2025 Private Placement”). A summary of the terms of the September 2025 Warrants is set forth below.

Terms of the September 2025 Warrants

The following summary of certain terms and provisions of the September 2025 Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the September 2025 Warrants, the form of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 30, 2025 and is incorporated herein by reference.

Stockholder Approval

The issuance of the shares of common stock upon exercise of the September 2025 Warrants is subject to stockholder approval under applicable rules and regulations of The Nasdaq Capital Market (“Stockholder Approval”). The Company agreed to convene a stockholders’ meeting to obtain such approval, and if the Company does not obtain Stockholder Approval at the first meeting, to call a meeting every 50 days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the September 2025 Warrants are no longer outstanding.

Duration and Exercise Price

The September 2025 Warrants have an exercise price equal to $0.63 per share and expire five years after Stockholder Approval. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, issuances of certain securities for a price per share below the exercise price of the September 2025 Warrants in effect at the time of such issuance, a Fundamental Transaction (as defined below) or similar events affecting our common stock and the exercise price.

Exercisability and Exercise Limitation

The September 2025 Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s September 2025 Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise (the “Blocker Provision”), except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s September 2025 Warrant up to 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the September 2025 Warrant.

Cashless Exercise

If, at the time a holder exercises the September 2025 Warrant, a registration statement registering the resale of the September 2025 Warrant Shares by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the September 2025 Warrant.

Fundamental Transactions

If at any time the September 2025 Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined below), a holder of the September 2025 Warrant will be entitled to receive, upon exercise of the September 2025 Warrant, the kind and amount of securities, cash or other property that such holder would have received had they exercised the September 2025 Warrant immediately prior to the Fundamental Transaction. As an alternative, and at the Holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), the Company shall purchase the unexercised portion of the September 2025 Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the September 2025 Warrant) of the remaining unexercised portion of the September 2025 Warrant on the date of the consummation of such Fundamental Transaction.

A “Fundamental Transaction” is defined in the September 2025 Warrant to mean (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we or any subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Person) is completed pursuant to which holders of common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding common stock or 50% or more of the voting power of the common equity, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of our common stock.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the common warrants, then, in each such case, the holders of the September 2025 Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the September 2025 Warrants.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as “Purchase Rights”, then each holder of the September 2025 Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the September 2025 Warrant immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Failure to Timely Deliver Shares

If we fail to deliver to the holder a certificate representing shares issuable upon exercise of the September 2025 Warrant or to credit the holder’s balance account with Depository Trust Company for such number of shares of common stock to which the holder is entitled upon the holder’s exercise of the September 2025 Warrant, in each case, by the delivery date set forth in the September 2025 Warrant, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the September 2025 Warrant Shares which the holder anticipated receiving upon such exercise, or a Buy-In, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of September 2025 Warrant Shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the applicable warrant and equivalent number of September 2025 Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations. In addition, if we fail to deliver to the holder any common stock pursuant to a validly-exercised September 2025 Warrant, we will be required to pay liquidated damages in the amount of $10 per trading day foreach $1,000 of the shares of common stock exercised but not delivered (and rising to $20 per trading day beginning the third trading day after the September 2025 Warrant Share delivery date) until such time the shares of common stock are delivered or the holder rescinds such exercise.

No Fractional Shares

No fractional shares or scrip representing fractional shares will be issued upon the exercise of the September 2025 Warrant. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the Company, at its election, can either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or make arrangements, or provide reasonable opportunity, for any person entitled to or holding a fractional interest in a share to sell such fractional interest or to purchase such additional fractional interests as may be necessary to acquire a full share.

Trading Market

There is no established trading market for the September 2025 Warrant, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the September 2025 Warrant on any securities exchange or other trading market. Without a trading market, the liquidity of the September 2025 Warrant will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the September 2025 Warrant or by virtue of the holder’s ownership of shares of the Company’s common stock, a holder of the September 2025 Warrant does not have the rights or privileges of a holder of the Company’s common stock, including any voting rights, until such holder exercises such holder’s September 2025 Warrant. The September 2025 Warrant provides that a holder of the September 2025 Warrant has the right to participate in distributions or dividends paid on the Company’s shares of common stock.

Transferability

Subject to applicable laws, the September 2025 Warrant may be offered for sale, sold, transferred or assigned.

Waivers and Amendments

The September 2025 Warrant may be modified or amended or the provisions of the September 2025 Warrant waived with the Company’s and the holder’s written consent.

Reasons for the September 2025 Warrant Exercise Proposal

Our common stock is listed on The Nasdaq Capital Stock Market (“Nasdaq”) and trades under the ticker symbol “GOVX.” Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Although 1,605,688 shares of common stock, or approximately 24.3% of the outstanding shares of our common stock (on a post-exercise basis), are issuable upon full exercise of the September 2025 Warrant, the September 2025 Warrant contains a Blocker Provision limits the number of shares which the Investor or its affiliates may be deemed to beneficially own at any time at 4.99% of the outstanding shares.

In addition, Nasdaq Listing Rule 5635(d) requires stockholder approval for a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the Minimum Price if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance (the “Exchange Cap”). The exercise price of the September 2025 Warrant is subject to adjustment, including a reduction in exercise price below the Minimum Price. For example, if we issue or sell, or in accordance with the terms of the September 2025 Warrant are deemed to have issued or sold, any shares of our common stock (except for certain excluded securities) for a consideration per share less (“New Issuance Price”) than a price equal to the exercise price of the September 2025 Warrant in effect immediately prior to such issue or sale or deemed issuance or sale then immediately after such event the exercise price will be adjusted to equal the New Issuance Price. Similar adjustments are made for the issuance of options, convertible securities, and adjustments in exercise prices and conversion prices of such securities.

Unless and until such time as we obtain the necessary stockholder approval to comply with Nasdaq Listing Rule 5635(d) as contemplated in this proxy statement, no adjustment to the exercise price of the September 2025 Warrant shall cause such exercise price to be less than $0.63, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction. Upon the receipt of such stockholder approval, however, any adjustment to the exercise price of the September 2025 Warrant that would have been made pursuant to the terms of such warrant but for the stockholder approval shall be made on the date of such receipt.

For Nasdaq purposes, “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

Given the foregoing, we are seeking stockholder approval of the September 2025 Warrant Exercise Proposal, to comply with Nasdaq Listing Rules 5635(b) and 5635(d), to issue more than 20% of our outstanding common stock to the holder of the September 2025 Warrant and to potentially reduce the exercise price thereof to allow for the full exercise of the September 2025 Warrant.

Any transaction requiring approval by our stockholders under Nasdaq Listing Rule 5635(d) would likely result in a significant increase in the number of shares of our common stock outstanding, and, as a result, if the September 2025 Warrant is exercised, our current stockholders will own a smaller percentage of our then-outstanding shares of common stock. Additionally, the issuance or resale of our common stock issued to the holder upon exercise of the September 2025 Warrant could cause the market price of our common stock to decline.

Potential Consequences if this Proposal is Not Approved

The Board is not seeking the approval of our stockholders to authorize or ratify our entry into or consummation of the transactions contemplated by the September 2025 Private Placement, as the September 2025 Private Placement has already been completed and the September 2025 Warrant has already been issued. We are only asking for approval to issue the shares underlying the September 2025 Warrant upon exercise thereof.

The failure of our stockholders to approve this Proposal will mean that: (i) we cannot permit the exercise of the September 2025 Warrant for shares of common stock above the Exchange Cap or, in certain circumstances, at an adjusted exercise price below the Minimum Price and (ii) we would, in lieu of issuing shares of common stock above the Exchange Cap, be obligated to call a meeting of stockholders every 50 days to seek stockholder approval until the earlier of the date stockholder approval is obtained or the September 2025 Warrant is no longer outstanding.

The September 2025 Warrant has an initial exercise price of $0.63 per share. Accordingly, we would realize an aggregate of up to approximately $7,500,000 in gross proceeds if the September 2025 Warrant were exercised in full based on such value. If the September 2025 Warrant cannot be exercised, we will not receive any such proceeds, which could adversely impact our ability to fund our operations.

No Appraisal Rights

Appraisal or dissenter rights are statutory rights under the laws of Delaware that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal or dissenter rights are not available in all circumstances. Appraisal rights are not available to our stockholders in connection with the Private Placement or the September 2025 Warrant Exercise Proposal.

Required Vote

The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against this proposal. We believe that this proposal will be considered “non-routine” and therefore broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE SEPTEMBER 2025 WARRANT EXERCISE PROPOSAL.

PROPOSAL 2

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT

The Board is submitting to the stockholders for approval of discretionary authority to file, an amendment to the Company’s Certificate of Incorporation, to effect a reverse stock split (the “Reverse Split”) of the Company’s issued and outstanding common stock at a ratio of not less than 1-for-10 and not greater than 1-for-25, with such ratio to be determined at the sole discretion of the Board (the “Stock Amendment”). If approved, and deemed necessary by the Board, the Stock Amendment will be effective upon the filing of a certificate of amendment to our Certificate of Incorporation, or at such other date and time as may be specified in such certificate, in substantially the form attached to this proxy statement as Annex A (the “Certificate of Amendment”), with the Secretary of State of Delaware, with the timing of such filing to occur, if at all, at the sole discretion of the Board.

If this Stock Amendment is approved by our stockholders, the Board will have the authority, in its sole discretion, without further action by our stockholders, to effect the Stock Amendment. Even if our stockholders approve the Stock Amendment, we reserve the right not to effect the Reverse Split if the Board does not deem it to be in the best interests of our stockholders. Upon implementation of the Stock Amendment, depending on the ratio of not less than 1-for-10 and not greater than 1-for-25, shares of outstanding common stock will be automatically converted into one share of common stock.

Purposes of the Reverse Stock Split

We are submitting this proposal to our stockholders for approval in order to try and increase the trading price of our common stock to help ensure a share price high enough to satisfy the minimum per share bid price requirement for continued listing on The Nasdaq Capital Market. For our common stock to continue trading on The Nasdaq Capital Market, we must comply with various listing standards, including maintaining a minimum closing bid price of $1.00 per share pursuant to Nasdaq Listing Rule 5550(a)(2).

On July 31, 2025, we received written notification (the “Notice Letter”) from the Nasdaq Stock Market (“Nasdaq”) indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for our common stock was below the $1.00 per share requirement for the previous 30 consecutive business days. The Notice Letter stated that we had 180 calendar days, or until January 27, 2026, to regain compliance with the minimum bid price requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we can regain compliance if the closing bid price of our common stock is at least $1.00 for a minimum of 10 consecutive business days. We believe that the Reverse Split is our best means of increasing and maintaining the price of our common stock to above $1.00 per share in compliance with Nasdaq requirements.

The Board would effect the Reverse Split only upon its determination that the Reverse Split would be in our and our stockholders’ best interests following stockholder approval. If our Board were to effect the Reverse Split, our Board would determine the exact exchange ratio for the Reverse Split (which will be with an exchange ratio of not less than 1-for-10 and not greater than 1-for-25), set the timing for the Reverse Split and file the Certificate of Amendment. No further action on the part of stockholders is required to either implement or abandon the Reverse Split. If our Board determines to implement the Reverse Split, we will publicly announce, prior to the effective date of the Reverse Split, additional details regarding the Reverse Split. The Board reserves its right to elect not to proceed, and to abandon, the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in our best interests.

We cannot assure you that the Reverse Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, or that our market capitalization will be equal to the market capitalization before the Reverse Split.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-10 and not greater than 1-for-25, as determined by our Board in its sole discretion. Our Board believes that stockholder approval of a range of potential exchange ratios, rather than a single exchange ratio, is in the best interests of our stockholders because it provides our Board with the flexibility to achieve the desired results of the reverse stock split and because it is not possible to predict market conditions at the time the reverse stock split would be implemented.

Our Board would carry out a reverse stock split only upon its determination that a reverse stock split would be in the best interests of our stockholders at that time. Our Board would then set the ratio for the reverse stock split in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the reverse stock split is to be implemented. The selection of the final reverse split ratio (within the approved range) will be made based on optimizing the price of our common stock vis-à-vis confidently meeting the Nasdaq requirements, and may not be near the upper end of the approved range. In determining the ratio, following receipt of stockholder approval, our Board may consider, among other things:

●	the historical and projected performance of our common stock;
●	the potential devaluation of the Company’s market capitalization as a result of a reverse stock split;
●	prevailing market conditions;
●	general economic and other related conditions prevailing in our industry and in the marketplace;
●	the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock and our ability to list our common stock on Nasdaq;
●	our capitalization (including the number of shares of our common stock issued and outstanding); and
●	the prevailing trading price for our common stock and the volume level thereof.

Effect of the Reverse Stock Split on Holders of Common Stock

If the reverse split is implemented, each stockholder will own a reduced number of shares of our common stock with such number of shares dependent on the ratio selected by the Board. For example, if the Board approves of a 1-for-10 reverse split, a stockholder owning 1,000 shares of common stock prior to such reverse stock split would hold 100 shares of common stock following such reverse stock split. The higher the ratio, the greater the reduction of related shares each stockholder, post reverse stock split, will experience.

The reverse stock split will be realized simultaneously and uniformly for all holders of our common stock and will not affect any stockholder’s percentage ownership interest in our Company. The actual number of shares of common stock issued and outstanding after giving effect to the reverse stock split, if implemented, will depend on the reverse stock split ratio.

Record Holders -- Our stockholders of record hold their shares in certificated form, direct registration system (“DRS”) form, book-entry form or some combination of certificated, DRS and book-entry form. If the reverse stock split is implemented, all stockholders of record will receive a transmittal letter from our transfer agent, American Stock Transfer & Trust Company, who we expect to act as our exchange agent if the reverse stock split is implemented. The letter of transmittal will contain instructions on how to surrender your certificates, if any, representing your shares of our pre-split common stock to American Stock Transfer & Trust Company, as well as certain other necessary information. Expenses incurred by us with respect to the exchange of shares held of record, including but not limited to expenses arising from the exchange of shares held in DRS and book-entry form, will be borne by GeoVax.

Beneficial Holders -- Upon the effectiveness of the reverse stock split, shares held by stockholders in “street name,” through a bank, broker or other nominee, will be treated in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to implement the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than those that apply to registered stockholders for processing the reverse stock split and treatment of fractional share interests. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Fractional Share Interests -- We do not intend to issue fractional shares in connection with or as a result of the reverse stock split. Therefore, we do not expect to issue certificates representing fractional shares. If the reverse stock split is approved and effected, stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be rounded up to the nearest whole share. We do not expect that the rounding up of fractional shares will materially affect our number of record holders.

We do not intend for the reverse stock split to constitute, or be the first step in, a series of plans or proposals for, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the reverse stock split, we intend for our common stock to remain registered under the Exchange Act and to continue to comply with the reporting requirements of such Act.

Effect of the Reverse Stock Split on Options and Warrants

If the reverse stock split is approved and effected, proportionate adjustments, based upon the reverse stock split ratio, will be made to the per share exercise price and the number of shares of common stock issuable upon the exercise or conversion of all outstanding options and warrants entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid pursuant to such options and warrants upon exercise, and approximately the same proportionate number of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares of common stock reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio.

CUSIP Number

If the reverse stock split is implemented, our common stock will receive a new CUSIP number, which is the number used to identify the Company’s equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number. We expect that our common stock would continue to be reported on the Nasdaq Capital Market under the symbol “GOVX” (although the letter “D” will be added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Procedure for Implementing the Reverse Stock Split

If the reverse stock split is approved by the stockholders and the Board implements the reverse stock split, the reverse stock split would become effective at such time as the amendment to our Certificate of Incorporation, the form of which is attached hereto as Annex A, is filed with the Secretary of State of Delaware. Following the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The number of shares of common stock the Company is authorized to issue will not be reduced.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionally based on the reverse stock split ratio effected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of common stock will be restated in future financial statements to give retroactive effect to the reverse stock split, as there will be fewer shares of our common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the proposed amendment to our Certificate of Incorporation to implement the reverse stock split, and we will not independently provide stockholders with any such rights.

Certain United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to stockholders. It addresses only the tax consequences to a United States holder that holds the pre-reverse stock split shares and post-reverse stock split shares as capital assets (generally, property held for investment). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in United States federal income tax consequences that may differ from those discussed below. This discussion is a summary for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, but not limited to, (i) banks, insurance companies, or other financial institutions; (ii) regulated investment companies; (iii) broker-dealers; (iv) tax-exempt entities; (v) traders in securities that elect to use the mark-to-market method of accounting; (vi) persons holding common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (vii) persons who acquired common stock in connection with employment or the performance of services; and (viii) stockholders subject to the alternative minimum tax. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. In addition, this summary of certain United States federal income tax consequences does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (iii) an estate the income of which is subject to federal income tax regardless of its source; or (iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the reverse stock split.

The reverse stock split should be treated as a recapitalization under Section 368(a)(1)(E) of the Code for United States federal income tax purposes. Therefore, no gain or loss will be recognized by a stockholder on account of the reverse stock split. The aggregate tax basis in the common stock received pursuant to the reverse stock split should equal the aggregate tax basis in the common stock surrendered, and the holding period for the common stock received should include the holding period for the common stock surrendered.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Proxy Statement is limited in scope and not intended or written to be used, and cannot be used, by such holder for the purpose of (i) avoiding penalties that may be imposed on such holder under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed in this communication; (b) any such discussion has been included to support the marketing or promotion of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Vote Required and Board’s Recommendation

The affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the Special Meeting and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against this proposal. We believe that this proposal will be considered “non-routine” and therefore broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2 TO GRANT THE BOARD AUTHORITY TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO WITHIN THE RANGE OF 1-FOR-10 TO 1-FOR-25.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our Common Stock as of September 30, 2025 by (i) each principal stockholder, (ii) each director; (iii) each of the executive officers; and (iv) all executive officers and directors as a group. Other than Armistice we do not know of any person who beneficially owns more than 5% of our Common Stock as of September 30, 2025. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Principal Stockholders
Armistice Capital Master Fund Ltd. (2)	3,223,376	9.99%
Intracoastal Capital LLC (3)	3,223,376	9.99%
Directors and Executive Officers: (4)
Randal Chase (5)	9,109	*
David A. Dodd (6)	72,839	*
Dean G. Kollintzas (7)	7,468	*
Nicole Lemerond (8)	3,334	*
Kelly T. McKee (9)	4,160	*
Robert T. McNally (10)	10,263	*
Jayne Morgan (11)	3,334	*
Mark J. Newman (12)	5,698	*
Mark W. Reynolds (13)	26,911	*
John N. Sharkey (14)	8,857	*
John N. Spencer, Jr. (15)	18,070	*
All executive officers and directors as a group (11 persons) (16)	170,043	*

* Less than 1%

(1)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 29,705,360 shares of Common Stock outstanding as of September 30, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days after September 30, 2025 (subject to specified limits), at any time at the option of the holder, are deemed outstanding.

(2)

These shares are directly held by Armistice and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Armistice; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The number of shares beneficially owned includes (i) 1,605,688 shares of Common Stock issuable upon the exercise of common warrants issued in May 2024, (ii) 2,170,000 shares of Common Stock issuable upon the exercise of common warrants issued in July 2024, (iii) 2,675,610 shares of Common Stock issuable upon the exercise of common warrants issued in August 2024, (iv) 3,435,115 shares of Common Stock issuable upon the exercise of common warrants issued in March 2025, (v) 2,950,000 shares of Common Stock issuable upon the exercise of common warrants issued in July 2025, and (vi) 1,984,128 shares of Common Stock issuable upon the exercise of the September 2025 Warrants, all of which are subject to beneficial ownership limitations that prohibit Armistice from exercising any portion of such a warrant that would result in Armistice owning a percentage of our outstanding Common Stock exceeding the ownership limitations contained within such instrument after giving effect to the issuance of Common Stock in connection with Armistice’s exercise. The percentage of shares owned assumes the exercise of all warrants held by Armistice, up to the beneficial ownership limitations described above. The address of Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

These shares are directly held by Intracoastal Capital LLC (“Intracoastal”) and may be deemed to be indirectly beneficially owned by: (i) Mitchell P. Kopin, and (ii) Daniel B. Asher. The number of shares beneficially owned includes (i) 3,030,000 shares of Common Stock issuable upon the exercise of common warrants issued in July 2025, and (ii) 1,984,128 shares of Common Stock issuable upon the exercise of the September 2025 Warrants, all of which are subject to beneficial ownership limitations that prohibit Intracoastal from exercising any portion of such a warrant that would result in Intracoastal owning a percentage of our outstanding Common Stock exceeding the ownership limitations contained within such instrument after giving effect to the issuance of Common Stock in connection with Intracoastal’s exercise. The percentage of shares owned assumes the exercise of all warrants held by Intracoastal, up to the beneficial ownership limitations described above. The address of Intracoastal Capital, LLC is2211A Lakeside Drive, Bannockburn, IL 60015.

(4)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.
(5)	Includes 2,441 shares of Common Stock and stock options to purchase 6,668 shares of Common Stock.
(6)	Includes 36,661 shares of Common Stock and stock options to purchase 36,178 shares of Common Stock.
(7)	Includes 800 shares of Common Stock and stock options to purchase 6,668 shares of Common Stock.
(8)	Includes stock options to purchase 3,334 shares of Common Stock.
(9)	Includes 3,494 shares of Common Stock and stock options to purchase 666 shares of Common Stock.
(10)	Includes 3,595 shares of Common Stock and stock options to purchase 6,668 shares of Common Stock.
(11)	Includes stock options to purchase 3,334 shares of Common Stock.
(12)	Includes stock options to purchase 5,698 shares of Common Stock.
(15)	Includes 11,402 shares of Common Stock and stock options to purchase 6,668 shares of Common Stock.
(16)	Includes 78,597 shares of Common Stock and stock options to purchase 91,446 shares of Common Stock.

Preliminary Copies

GEOVAX LABS, INC.

ATTN:   CORPORATE SECRETARY

1900 LAKE PARK DRIVE

SUITE 380

SMYRNA, GEORGIA 30080

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy material electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card or Notice Regarding Availability of Proxy Materials in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2:		For	Against	Abstain

1.	Approval of the September 2025 Warrant Exercise Proposal.	☐	☐	☐

2.	Approval of the Reverse Stock Split Proposal.	☐	☐	☐

NOTE:   To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby ratifies and confirms all that said attorneys in fact, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of the special meeting and the accompanying proxy statement.

Signature of Stockholder	Date	Signature (Joint Owners)	Date

NOTE: Please sign, within the box, exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Preliminary Copies

GEOVAX LABS, INC.

This proxy is solicited by the Board of Directors

Special Meeting of Stockholders

November 26, 2025, 8:30 a.m.

The shares represented by this proxy will be voted as specified herein by the stockholder when instructions are given in accordance with the procedures described herein and in the accompanying Proxy Statement. If no specification is made, all shares will be voted “FOR” the approval of the proposals set forth in the Proxy Statement.

The stockholder represented herein appoints David A. Dodd and Mark W. Reynolds, and each of them, with full power to act alone, the true and lawful attorneys in fact and proxies, with the full power of substitution and revocation, to vote all shares of common stock entitled to be voted by said stockholder at the Special Meeting of Stockholders of GeoVax Labs, Inc. to be held at the offices of Womble Bond Dickinson (US) LLP, 1331 Spring Street, NW, Suite 1400, Atlanta, Georgia 30309, on November 26, 2025 at 8:30 a.m. Eastern Time, and in any adjournment or postponement thereof as specified in this proxy. This proxy revokes any proxy previously given.

Stockholders may revoke this proxy at any time prior to the vote at the Special Meeting. If any other business is properly brought before the Special Meeting, the shares represented by this proxy will be voted at the discretion of the proxies identified above.

[CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
GEOVAX LABS, INC.

GeoVax Labs, Inc. (the “Corporation”), does hereby certify that the Corporation’s Certificate of Incorporation originally filed with the Delaware Secretary of State on June 17, 2008, and as restated on April 12, 2024, is hereby amended pursuant to Section 242 of the General Corporation Law of the State of Delaware.

The Corporation does hereby further certify that this Certificate of Amendment was duly adopted by the Corporation’s Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the Corporation, as amended, is amended as follows:

The first paragraph of Article IV of the Certificate of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 160,000,000 shares, which are divided into two classes consisting of: (a) 150,000,000 shares of Common Stock, par value $0.001 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), each ________________________ (_________) shares of the Corporation’s Common Stock, par value $0.001 per share (“Old Common Stock”), issued and outstanding immediately prior to the Effective Time will automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.001 per share (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split. Stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the reverse stock split ratio will be rounded up to the nearest whole share.”

The remainder of the Certificate of Incorporation shall remain unchanged and in full force and effect.

This Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Time on _______, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on _____, 2025.

GEOVAX LABS, INC.

David A. Dodd
President and Chief Executive Officer

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